Filed pursuant to 424(b)(3)

Registration Statement No. 333-281504

PROSPECTUS SUPPLEMENT NO. 5

(To Prospectus dated August 28, 2024)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 212,287 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus contained in our Registration Statement on Form F-1, dated August 28, 2024, as supplemented (the “Prospectus”), relating to the resale, from time to time of up to 212,287 ordinary shares of the Company, $0.165 par value per share (“Ordinary Shares”), by the selling stockholders named elsewhere in the prospectus (“Selling Stockholders”). The Ordinary Shares included in this prospectus consist of (i) 106,081 issued and outstanding Ordinary Shares held by certain of the Selling Stockholders, (ii) up to 76,190 Ordinary Shares that a Selling Stockholder may receive pursuant to the conversion of principal under a convertible promissory note in the principal amount of $800,000 held by such Selling Stockholder, and (iii) 29,116 Ordinary Shares to be issued upon the transfer back to the Company of interests in its subsidiary, True Gold Consortium Pty Ltd (“TrueGold”); and (iv) 900 Ordinary Shares underlying warrants held by a Selling Stockholder.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information set forth below and contained in our Report on Form 6-K, which was submitted to the U.S. Securities and Exchange Commission (the “SEC”) on December 10, 2024 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Capital Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On December 10, 2024, the closing price of our Ordinary Shares was $0.3484.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 19 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is December 11, 2024

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of December 2024

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

The Extraordinary General Meeting of Shareholders (the “General Meeting”) of SMX (Security Matters) Public Limited Company (the “Company”), originally scheduled for December 3, 2024, was adjourned to and was held on December 10, 2024. At the General Meeting, the Company’s shareholders voted on the following proposal and cast their votes as described below. The proposal is described in more detail in the Company’s Notice and Proxy Statement for Extraordinary General Meeting of Shareholders attached as Exhibit 99.1 to the Company’s Report on Form 6-K filed with the U.S. Securities and Exchange Commission on November 8, 2024 (the “Proxy Statement”).

Proposal 1: To consolidate the Company’s ordinary shares (with a nominal value of US$0.165 per share) in the authorized but unissued and in the authorized and issued share capital of the Company, at a ratio to be determined by a majority vote of the Chief Executive Officer of the Company, the Chairman of the Board of the Company and the acting CFO of the Company; provided in no event shall the split ratio be a ratio that would result in the Company’s ordinary shares be less than US$2.50 or in excess of US$10.00 (when based on the closing price per ordinary share as of the record date of the Extraordinary General Meeting), into one ordinary share with a corresponding adjustment to the nominal value per share.

For	Against	Abstain
1,498,830	400,307	1,550

There were 1,900,687 ordinary shares voted at the General Meeting. Accordingly, as the Company has received a majority of the votes cast at the General Meeting, in accordance with Ireland law, Proposal 1 passed.

The Company has not yet determined if and when it will effect the consolidation, and if it does, the actual consolidation ratio, when its ordinary shares would begin trading on a consolidation-adjusted basis, or the exact number of shares outstanding taking into account the consolidation. If the Company determines to effect the consolidation, it will then determine the consolidation ratio and will announce the status and the ratio in a Report on Form 6-K. In addition, even if the Company determines to effect the consolidation, the consolidation will not be effective and the Company’s ordinary shares will not begin trading on a consolidation-adjusted basis, until the Company’s ordinary shares have been assigned a new ISIN number and CUSIP number.

As previously disclosed in the Proxy Statement, the Company reserves the right to abandon the consolidation without further action by its shareholders at any time before the effectiveness, even though the consolidation was authorized by the Company’s shareholders at the General Meeting. By having voted in favor of the consolidation, the Company’s shareholders expressly also authorizing the Company to determine not to proceed with, and abandon, the consolidation if it should so decide.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 10, 2024

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer